Exhibit 99.1

NEWS RELEASE

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com

THE GEO GROUP CLOSES ACQUISITION OF 100% INTEREST

IN MUNICIPAL CORRECTIONS FINANCE, L.P. FOR $27 MILLION

•	Purchase Gives GEO Full Ownership Interest In 11 Correctional Properties, Representing 10,000 Beds, Previously Leased And Operated By GEO
•	Transaction Saves GEO $155 Million In Future Net Cash Payments And Will Be Accretive After 2012

Boca Raton, Fla. – September 5, 2012 — The GEO Group (NYSE: GEO) (“GEO”) announced today that it has completed the previously announced acquisition of 100% of the partnership interests in Municipal Corrections Finance, L.P. (“MCF”) for approximately $27 million. In connection with the acquisition, GEO redeemed the MCF bonds for approximately $67.0 million, net of bond cash reserves and inclusive of a make whole premium of approximately $15.0 million. The MCF bonds had a cash coupon rate of 8.47 percent and a net effective interest carrying cost of approximately 5.5 percent. The transaction gives GEO full ownership interest in 11 correctional properties, representing 10,000 beds, which were leased and operated by GEO and will save GEO approximately $155.0 million in future net cash payments, becoming accretive to earnings after 2012.

GEO financed the acquisition of the partnership interests in MCF and the redemption of the MCF bonds with a new $100.0 million, three-year term loan under its Senior Credit Facility. The new term loan bears interest at the same rate of GEO’s existing revolver line of credit at LIBOR plus 2.75 percent. In connection with this transaction, GEO also amended its Senior Credit Facility to increase its initial restricted payment basket to $50.0 million and increase the senior secured leverage ratio test to access the net income-based restricted payment basket from 2.5x to 2.75x.

MCF is a consolidated variable interest entity, which GEO assumed in August 2010 as a result of GEO’s acquisition of Cornell Companies, Inc. MCF was created in August 2001 as a special limited partnership to acquire eleven facilities which MCF leased back to GEO under a 20-year Master Lease Agreement (the “Lease”).

George C. Zoley, Chairman and CEO, said, “The strategic purchase of 100% of the partnership interests in MCF will significantly increase our cash flows by approximately $155 million over the life of the Lease, substantially enhancing our ability to execute on our recently announced shareholder value creation initiatives and our continued growth strategy.”

—More—

NEWS RELEASE

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO’s worldwide operations include 20,000 employees, 108 correctional, detention and residential treatment facilities, including projects under development, and 75,000 owned and/or managed beds. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom.

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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